                                                                    EXHIBIT 99.1
Contact:  James L. Wolohan, C.E.O.                         FOR IMMEDIATE RELEASE
          (989) 793-4532, ext. 248
          John A. Sieggreen, C.O.O.
          (989) 793-4532, ext. 246

                                                                 August 13, 2003


                        MANAGEMENT AND SHAREHOLDER GROUP
                        AGREES TO BUY WOLOHAN LUMBER CO.

Wolohan Lumber Co. (NASDAQ: WLHN) today announced that its Board of Directors, acting upon the recommendation of the Special Committee of the Board, has approved a definitive agreement and plan of merger. Under the agreement, Wolohan will acquire all shares of the Company's common stock owned by its public shareholders other than the shares owned by certain current shareholders and members of management (the "Continuing Shareholders"). The Continuing Shareholders own approximately 51.3% of the Company's outstanding common stock. Pursuant to the merger, all shares of Wolohan common stock owned by the public shareholders will be acquired for $25.75 per share. The consummation of the merger is subject to approval by the Company's shareholders and other customary closing conditions.

The management group includes James L. Wolohan, the Company's President and Chief Executive Officer, John A. Sieggreen, its Executive Vice President and Chief Operating Officer, Daniel P. Rogers, its Senior Vice President-General Merchandise Manager, and Edward J. Dean, its Vice President and Chief Financial Officer.

The Company also announced that it has reached an agreement in principle today to resolve the asserted class action litigation presently pending in the Circuit Court for the County of Saginaw, State of Michigan, styled William C. Frazier, et al. v. Wolohan Lumber Company, et al. The settlement, embodied in an executed Memorandum of Understanding, is subject to additional procedures, including court approval, to confirm the fairness of the settlement terms.

Wolohan is engaged in the retail sale of a full-line of lumber and building materials and related products, used primarily for new-home construction and large home-improvement projects. Wolohan operates a chain of 25 building supply stores located in Illinois, Indiana, Kentucky, Michigan and Ohio.

FORWARD LOOKING STATEMENT

This press release may contain statements that constitute forward-looking statements including statements regarding Wolohan's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this press release are based on information available to Wolohan on the date hereof.

Wolohan will file a proxy statement and other relevant documents concerning the proposed merger with the Securities and Exchange Commission ("SEC"). INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the web site maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Wolohan free of charge by requesting them in writing from George I. Gibson, Jr., Corporate Secretary, Wolohan Lumber Co., 407 North Clinton Avenue, St. Johns, Michigan 48879.


                                       5